EXHIBIT 99.1

A10 Networks, Inc. Announces Preliminary Third Quarter Revenue and Schedules Financial Results Conference Call

SAN JOSE, Calif., October 8, 2014 - A10 Networks, Inc. (NYSE: ATEN), a technology leader in application networking, today announced preliminary revenue for the third quarter ended September 30, 2014.

The company now expects revenue of approximately $43.0 million to $43.5 million, below the company’s prior guidance of $48.0 million to $50.0 million.

“We are disappointed with our preliminary revenue results, which were primarily impacted by lower than expected North America bookings and longer close cycles for deals awarded to A10,” said Lee Chen, president and chief executive officer. “Third quarter revenue in Japan was ahead of expectations, even though we saw an unfavorable impact from currency exchange rates. In the quarter we remained focused on executing our strategy and we are gaining solid market traction with our A10 Thunder TPS solution as we closed multiple initial sales for this new product.”

Conference Call
The company also announced it will release its complete financial results for the third quarter ended September 30, 2014 after the U.S. markets close on Thursday, October 30, 2014. Management will host a call that day at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the results.

Interested parties may access the conference call by dialing +719-457-2628 or +1-888-401-4668.

A live audio webcast of the conference call will be accessible from the “Investors” section of A10 Networks website at investors.a10networks.com. The webcast will be archived for a period of one year. A telephonic replay of the conference call will be available two hours after the call and will run for five business days and may be accessed by dialing +1-719-457-0820 or +1-888-203-1112 and entering the passcode 2058257. The press release and supplemental financials will be accessible from A10 Networks website prior to the commencement of the conference call.

A10 Networks will make available a presentation with management’s prepared remarks on its third quarter 2014 financial results. These materials will be available after the U.S. markets close on Thursday, October 30, 2014 and will be accessible from the “Investors” section of A10 Networks website at investors.a10networks.com.

About A10 Networks

A10 Networks (NYSE: ATEN) is a leader in application networking, providing a range of high-performance application networking solutions that accelerate and secure data center applications and networks of thousands of the largest enterprise, service provider and hyperscale web providers around the world. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: http://www.a10networks.com

A10 Networks, A10 Thunder, vThunder, ACOS, aCloud, and Virtual Chassis are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are property of their respective owners.

Source: A10 Networks, Inc.

Investor Contact:
Maria Riley
The Blueshirt Group
415-217-7722
investors@a10networks.com